EXHIBIT 99.1

ChoiceOne Financial Services, Inc. Completes $32.5 Million Subordinated Notes Offering

Sparta, MI, September 7, 2021 – ChoiceOne Financial Services, Inc. (Nasdaq: COFS) (the “Company”), the parent company of ChoiceOne Bank, today announced the completion of a private placement of $32.5 million in aggregate principal amount of 3.25% fixed-to-floating rate subordinated notes due 2031 (the “Notes”). The Company intends to use the net proceeds of the private placement for general corporate purposes, including support for organic growth plans, possible redemption of senior debt, common stock repurchases and support for bank-level capital ratios.

The Notes will initially bear interest at a fixed interest rate of 3.25% per annum until September 3, 2026, after which time the interest rate will reset quarterly to a floating rate equal to a benchmark rate, which is expected to be the then current three-month term Secured Overnight Financing Rate (SOFR) plus 255 basis points until the Notes’ maturity on September 3, 2031. The Notes are redeemable by the Company, in whole or in part, on or after September 3, 2026, and at any time upon the occurrence of certain events. The Notes have been structured to qualify as Tier 2 capital for the Company for regulatory capital purposes.

“I am very pleased with the favorable terms of our subordinated notes offering.” said Kelly Potes, Chief Executive Officer. "This non-dilutive capital strengthens our ability to continue to execute on our strategy to deliver long-term shareholder value while maintaining strong capital levels.”

D.A. Davidson & Co. acted as placement agent for the transaction and was represented by Hunton Andrews Kurth LLP. Warner Norcross + Judd LLP served as legal counsel to the Company.

The Notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release is for informational purposes only and shall not constitute an offer to sell, or the solicitation of an offer to buy any security, nor shall there be any sale in any jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. The indebtedness evidenced by the Notes is not a deposit and is not insured by the Federal Deposit Insurance Corporation or any other government agency or fund.

About ChoiceOne

ChoiceOne Financial Services, Inc. is a financial holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank, Member FDIC. ChoiceOne Bank operates 34 offices in parts of Kent, Lapeer, Macomb, Muskegon, Newaygo, Ottawa, and St. Clair counties. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. ChoiceOne Financial Services, Inc. common stock is quoted on the NASDAQ Capital Market under the symbol "COFS." For more information, please visit Investor Relations at ChoiceOne's website at www.choiceone.com.

Forward-Looking Statements

This release may contain forward-looking statements. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "is likely," "plans," "predicts," "projects," "may," "could," "look forward," "continue", "future" and variations of such words and similar expressions are intended to identify such forward looking statements. These statements reflect current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed, implied or forecasted in such forward-looking statements. Furthermore, ChoiceOne undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

The COVID-19 pandemic is adversely affecting us and our customers, counterparties, and third-party service providers. The ultimate extent of the impacts on our business, financial position, results of operations, liquidity, and prospects is uncertain. Additional risk factors include, but are not limited to, the risk factors described in Item 1A in ChoiceOne Financial Services, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2020.

Media Contact:
Tom Lampen | CFO
tlampen@choiceone.com | 616.887.7366